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                          QUOTA SHARE REINSURANCE CONTRACT

                               EFFECTIVE JULY 1, 1997

                                     issued to

              MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY

                               AUBURN HILLS, MICHIGAN

                        (hereinafter called the "Reassured")

                                         by

                              PICOM INSURANCE COMPANY

                                  OKEMOS MICHIGAN

                       (hereinafter called, the "Reinsurer")


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              MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY

                          QUOTA SHARE REINSURANCE CONTRACT

              EFFECTIVE JULY 1, 1997, 12:01 A.M. EASTERN STANDARD TIME

                                       INDEX

ARTICLE                   SUBJECT                              PAGE
-------                   -------                              ----
          PREAMBLE                                               1
  1.      TERM                                                   1
  2.      BUSINESS COVERED                                       1
  3.      TERRITORY                                              2
  4.      QUOTA SHARE PARTICIPATION                              2
  5.      PREMIUM AND COMMISSION                                 2
  6.      ORIGINAL CONDITIONS                                    2
  7.      ACCOUNTS AND REMITTANCES                               2
  8.      DEFINITION OF EXTRA CONTRACTUAL OBLIGATIONS            3
  9.      ERRORS AND OMISSIONS                                   4
 10.      CURRENCY                                               4
 11.      TAXES                                                  4
 12.      RESERVES                                               4
 13.      ARBITRATION                                            6
 14.      SERVICE OF SUIT                                        7
 15.      OFFSET                                                 7
 16.      INSOLVENCY                                             7
 17.      ACCESS TO RECORDS                                      7

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              MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY

                          QUOTA SHARE REINSURANCE CONTRACT

PREAMBLE

          The Reassured shall cede and the Reinsurer shall accept a 40% quota share of the Reassured's net liability resulting from losses occurring under policies written or renewed during the term of this Contract, subject to the following conditions:

ARTICLE 1 - TERM

     A. This Contract shall be in effect and cover losses occurring under policies written or renewed on or after 12:01 a.m. Eastern Standard Time, July 1, 1997 and shall remain continuously in force until terminated by either the Reinsurer or the Reassured by at least 45 days prior written notification to the other party. Notwithstanding the preceding sentence, Reassured may not terminate this Contract if it is obligated to Reinsurer (or any parent or affiliate of Reinsurer) pursuant to any Surplus Note issued by the Reassured unless Reinsurer shall become insolvent or is placed in receivership or conservatorship or declared unsuitable to serve as a reinsurer by the Michigan Commissioner of Insurance.

     B. At the termination of this Contract, covered policies in force at that date shall be run off until the cancellation, natural expiry, or first anniversary date of such policies, whichever occurs first. In the alternative the Reassured may elect to relieve the Reinsurer for liability for losses occurring after the date of termination in which event the Reinsurer shall return its share of the unearned premium ceded hereunder minus the ceding commission allowed.

ARTICLE 2 - BUSINESS COVERED

     A. This Contract shall reinsure all policies of insurance written or renewed by the Reassured during the term of this Contract covering business classified by the Reassured as Private Passenger Automobile including Auto Physical Damage, Bodily Injury Liability, Property Damage Liability, Uninsured and Underinsured Motorists Liability, Medical Payments, Personal Injury Protection including Property Protection.

Insurance and other "No Fault" coverages written in compliance with the "No Fault" laws of any state howsoever deemed, and Death, Disability or Dismemberment Benefits; Personal Lines Multiple Peril including Homeowners Multiple Peril, Condominium Owners Multiple Peril, Renters Multiple Peril; and any other business that may be written by the Reassured.

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ARTICLE 3 - TERRITORY

     A.   This Contract shall cover losses as per the original policy.

ARTICLE 4 - QUOTA SHARE PARTICIPATION

     A.   The Reassured shall cede and the Reinsurer shall accept 40% of the
Reassured's net liability on risks under all policies covered hereunder.   The
quota share percentage may be modified upon the mutual consent of the Reassured and the Reinsurer.

     B. "Net Liability" shall mean the actual loss incurred by the Reassured under policies covered hereunder after reduction in such loss due to any other reinsurance recoveries applicable to the business covered hereunder. Such loss shall include all sums paid in settlement of claims and suits and satisfaction of judgements, allocated loss adjustment expenses and Extra Contractual Obligations (as more fully defined and limited in Article 8 hereof).

ARTICLE 5 - PREMIUM AND COMMISSION

     A. The Reassured shall pay to the Reinsurer a quota share percentage, equal to the quota share participation in Article 4(A), of the Net Written Premiums on policies ceded hereunder (i.e., premiums written by the Reassured after deductions of any other ceded reinsurance premium applicable to the business covered hereunder) less a ceding commission equal to Reinsured's actual other underwriting expense ratio.

ARTICLE 6 - ORIGINAL CONDITIONS

     All amounts ceded hereunder shall be subject to the same gross rates and to the same clauses, conditions, and modifications of the Reassured's policies and the Reinsurer shall pay losses as may be paid thereon and shall follow the settlements of the Reassured, subject always to the limits, terms, and conditions of this Contract.

ARTICLE 7 - ACCOUNTS AND REMITTANCES

     A. Within 30 days following the end of each calendar quarter the Reassured shall render to the Reinsurer an account showing its Net Written Premium for the calendar quarter, being Net Written Premium, less cancellations, return premiums and the commission allowed hereunder.

     B. Within 30 days following the end of each calendar quarter the Reassured shall furnish the Reinsurer a statement showing the unearned premium ceded hereunder as of the end of the calendar quarter.

     C. Within 30 days following the end of each calendar quarter the Reassured shall provide the Reinsurer with a claims bordereau containing a listing of all loss and loss adjustment expenses paid during the calendar quarter and all loss and loss adjustment expenses outstanding as of the end of the calendar quarter for all claims and loss amounts covered hereunder.

     D. Should the calculation of quarterly premiums due to the Reinsurer as calculated under Paragraph A of this Article and quarterly paid losses due from the Reinsurer result in a net amount due from the Reassured to the Reinsurer, the Reassured shall remit the net amount due with the quarterly account. Should the same calculation result in a net amount due from the Reinsurer to the Reassured, the Reinsurer shall remit the net amount due promptly upon receipt of the quarterly account.

ARTICLE 8 - DEFINITION OF EXTRA CONTRACTUAL OBLIGATIONS

     A. Extra Contractual Obligations losses shall mean those liabilities within the limit stated in paragraph B of this Article (whether they constitute compensatory, incidental, exemplary or punitive damages) not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reassured to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, in the preparation of the defense or in the trial of any action against its insured or reassured or in the preparation or prosecution of an appeal consequent upon such action.

     B. Notwithstanding any other provision of this Contract, the amount of Extra Contractual Obligations included in the Reassured's net liability subject to this Contract as respects any one policy, any one loss occurrence, when added to the contractual loss out of which the Extra Contractual Obligation arose shall in no event exceed the limit of the Reassured's policy out of which the Extra Contractual Obligation arose.

     C. The date on which any Extra Contractual Obligations is incurred by the Reassured shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster, or loss occurrence. Any loss under this Article shall be deemed to be part of the original accident, casualty, disaster, or loss occurrence which gave rise to the claim by the insured under the original policy.

     D. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Reassured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, or settlement of any claim covered hereunder.

ARTICLE 9 - ERRORS AND OMISSIONS

     A. Inadvertent delays, errors or omissions made in connection with this Contract shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery by the applicable party's Home Office.

ARTICLE 10 - CURRENCY

     A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

ARTICLE 11 - TAXES

     A. In consideration of the terms under which this Contract is issued, the Reassured undertakes not to claim any deduction of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.

ARTICLE 12 - RESERVES

     A. If a jurisdiction of the United States will not permit the Reassured, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any Reinsurer's share of obligations, the Reassured shall forward to such Reinsurer a statement of the Reinsurer's share of such obligations. Upon receipt of such statement the Reinsurer shall promptly apply for, and provide the Reassured with, a "clean," unconditional and irrevocable Letter of Credit in the amount specified in the statement submitted, with terms and bank acceptable to the regulatory authority(ies) having jurisdiction over the Reassured.

     B. "Obligations," as used in this Article, shall mean the sum of losses paid and allocated loss adjustment expenses paid by the Reassured but not yet recovered from the Reinsurer, plus reserves for reported losses, allocated loss adjustment expenses and losses incurred but not reported.

     C. The Reinsurer hereby agrees that the Letter of Credit will provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless thirty (30) days prior to any expiration the issuing bank shall notify the Reassured by registered mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a "qualified bank" as defined by Regulation No. 133 promulgated by the Insurance Department of the State of New York, shall provide sixty (60) days notice to the Reassured prior to any expiration.

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     D.   Notwithstanding any other provision of this Contract, the Reassured or any successor by operation of law of the Reassured including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reassured may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:

     1. To pay the Reinsurer's share or to reimburse the Reassured for the Reinsurer's share of any obligations, as stipulated in the statement submitted by the Reassured to the Reinsurer, which is due to the Reassured and not otherwise paid by the Reinsurer.

     2. In the event the Reassured has received effective notice of non-renewal of the Letter of Credit and the Reinsurer's liability remains unliquidated and undischarged thirty (30) days prior to the expiry date of the Letter of Credit, to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account to secure the continuing liabilities of the Reinsurer under this Contract until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Reassured, or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Reassured, has been received by the Reassured. The Reassured shall provide to the Reinsurer payment of any interest thereon accruing from such account.

     3. To make refund of any sum which is in excess of the actual amount required for Sections 1. and 2. of this paragraph.

     E. At annual intervals or more frequently as determined by the Reassured, but never more frequently than quarterly, the Reassured shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of any obligations. If the statement shows that the Reinsurer's share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reassured of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer's share of obligations is less than the balance of credit as of the statement date, the Reassured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

     F. The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reassured or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Reassured. The Reassured shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.

ARTICLE 13 - ARBITRATION

     A. Any dispute or other matter in question between the Reassured and the Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Contract, whether such dispute arises before or after termination of this Contract, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

     B. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired officers of insurance or reinsurance companies or Lloyd's London Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

     C. The arbitration hearings shall be held in Oakland County, Michigan, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     D. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

     E. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

ARTICLE 14 - SERVICE OF SUIT

          In the event that service of process cannot be made directly on the Reinsurer after reasonable effort, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Reassured or any beneficiary hereunder arising out of this Contract of reinsurance, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 15 - OFFSET

     A. Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to another party hereto under this Contract, and may offset the same against any balance or balances due to the former from the latter under this Contract.

ARTICLE 16 - INSOLVENCY

     A. In the event of the insolvency of the Reassured, this reinsurance shall be payable directly to the Reassured, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Reassured without diminution because of the insolvency of the Reassured or because the liquidator, receiver, conservator statutory successor of the Reassured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reassured shall give written notice to the Reinsurer of the pendency of a claim against the Reassured indicating the policy insured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Reassured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reassured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 17 - ACCESS TO RECORDS

     A. The Reassured shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through their designated representatives, during the term of this Contract and thereafter, all books, records and papers of the Reassured in connection with any reinsurance hereunder, or the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as follows:

MICHIGAN EDUCATIONAL EMPLOYEES
 MUTUAL INSURANCE COMPANY          PICOM INSURANCE COMPANY


BY: /s/ Lynn M. Kalinowski         BY: /s/ Victor T. Adamo
   ------------------------------     ------------------------------
    Lynn M. Kalinowski, President      Victor T. Adamo, President

DATE: April 7, 1997                DATE: April 7, 1997